Exhibit 14

I. Code of Business Conduct and Ethics

Introduction

     Underlying our Core Values is our commitment to maintain the highest standards of business conduct and ethics. This Code of Business Conduct and Ethics (hereafter referred to as this “Code”) reflects the business practices and principles of behavior that support our core values and this commitment. We expect every employee, officer and director to read and understand this Code and its application to the performance of his or her business responsibilities.

     References in this Code to employees are intended to cover all employees including officers and, as applicable, directors. References to “our companies” mean all the affiliated companies in the Gladstone group of companies, including Gladstone Capital Corporation (“Gladstone Capital”), Gladstone Commercial Corporation (“Gladstone Commercial”), Gladstone Capital Advisers, Inc. (the “Adviser”), and Gladstone Management Corporation (the “Manager”). References to the Board of Directors mean the Boards of Directors of all the affiliated companies in the Gladstone group of companies, as applicable. References to the Ethics Committee mean the Ethics, Nominating and Corporate Governance Committee of Gladstone Capital Corporation and Gladstone Commercial, as applicable.

     Officers, managers and other supervisors are expected to develop in employees a sense of commitment to the spirit, as well as the letter, of this Code. Supervisors are also expected to ensure that all agents and contractors conform to this Code’s standards when working for or on behalf of our companies. The compliance environment within each supervisor’s assigned area of responsibility will be a significant factor in evaluating the quality of that individual’s performance. In addition, any employee who makes an exemplary effort to implement and uphold our legal and ethical standards will be recognized for that effort in his or her performance review. Nothing in this Code alters the at-will employment policy of our companies.

     The Code addresses conduct that is particularly important to proper dealings with the people and entities with whom we interact, but reflects only a part of our commitment. From time to time we may adopt additional policies and procedures with which our employees, officers and directors are expected to comply, if applicable to them. However, it is the responsibility of each employee to apply common sense, together with his or her own highest personal ethical standards, in making business decisions where there is no stated guideline in this Code.

     Action by members of your immediate family, significant others or other persons who live in your household also may potentially result in ethical issues to the extent that they involve our companies’ business. For example, acceptance of inappropriate gifts by a family member from one of our suppliers or portfolio companies could create a conflict of interest and result in a Code violation attributable to you. Consequently, in complying with this Code, you should consider not only your own conduct, but also that of your immediate family members, significant others and other persons who live in your household.

     You should not hesitate to ask questions, voice concerns or clarify gray areas about whether any conduct may violate this Code. The Appendix details the compliance resources available to you. In addition, you should be alert to possible violations of this Code by others and report suspected violations, without fear of any form of retaliation, as further described in Section 15. Violations of this Code will not be tolerated. Any employee who violates the standards in this Code may be subject to disciplinary action, which, depending on the nature of the violation and the history of the employee, may range from a warning or reprimand to and including termination of employment and, in appropriate cases, civil legal action or referral for regulatory or criminal prosecution.

1. Honest and Ethical Conduct

     It is the policy of our companies to promote high standards of integrity by conducting our affairs in an honest and ethical manner. The integrity and reputation of our companies depends on the honesty, fairness and integrity brought to the job by each person associated with us. Unyielding personal integrity is the foundation of corporate integrity.

2. Legal Compliance

     Obeying the law, both in letter and in spirit, is the foundation of this Code. Our success depends upon each employee’s operating within legal guidelines and cooperating with local, national and international authorities. We expect employees to understand the legal and regulatory requirements applicable to their business units and areas of responsibility. We hold periodic training sessions to ensure that all employees comply with the relevant laws, rules and regulations associated with their employment. While we do not expect you to know every detail of these laws, rules and regulations, we want you to be able to determine when to seek advice from others. If you do have a question in the area of legal compliance, it is important that you not hesitate to seek answers from your supervisor or the Compliance Officer (see Section 15 below for more information about the Compliance Officer).

     Disregard of the law will not be tolerated. Violation of domestic or foreign laws, rules and regulations may subject an individual, as well as our companies, to civil or criminal penalties. You should be aware that conduct and records, including emails, are subject to internal and external audits and to discovery by third parties in the event of a government investigation or civil litigation. It is in everyone’s best interests to know and comply with our legal obligations.

3. Insider Trading

     Employees who have access to confidential (or “inside”) information are not permitted to use or share that information for stock trading purposes or for any other purpose except to conduct our business. All non-public information about our companies or about companies with which we do business is considered confidential information. To use material non-public information in connection with buying or selling securities, including “tipping” others who might make an investment decision on the basis of this information, is not only unethical, it is illegal. You must exercise the utmost care when handling material inside information.

     To help you avoid prohibited insider trading, and to comply with the separate requirements of Rule 17j-1 of the Investment Company Act of 1940, we require you to obtain pre-clearance of all securities trades for which you may have insider information. To request pre-clearance of a securities transaction, you should complete Schedule A of the attached Appendix and forward it to our Compliance Officer. The attached Appendix provides detailed legal provisions of the Act and imposes requirements on certain securities trades that you may wish to make. If you have question regarding the requirements or compliance procedures of the Act, or if you don’t know whether your situation requires pre-clearance, you should contact our Compliance Officer.

4. International Business Laws

     You are expected to comply with the applicable laws in all countries to which you travel, in which we operate and where we otherwise do business, including laws prohibiting bribery, corruption or the conduct of business with specified individuals, companies or countries. The fact that, in some countries, certain laws are not enforced or that violation of those laws is not subject to public criticism will not be accepted as an excuse for noncompliance. In addition, we expect you to comply with U.S. laws, rules and regulations governing the conduct of business by its citizens and corporations outside the U.S. If you have a question as to whether an activity is restricted or prohibited, seek assistance before taking any action, including giving any verbal assurances that might be regulated by international laws.

5. Environmental Compliance

     It is our policy to conduct our business in an environmentally responsible way that minimizes environmental impacts. We are committed to minimizing and, if practicable, eliminating the use of any substance or material that may cause environmental damage, reducing waste generation and disposing of all waste through safe and responsible methods, minimizing environmental risks by employing safe technologies and operating procedures, and being prepared to respond appropriately to accidents and emergencies.

6. Conflicts of Interest

     We respect the rights of our employees to manage their personal affairs and investments and do not wish to impinge on their personal lives. At the same time, you should avoid conflicts of interest that occur when your personal interests may interfere in any way with the performance of your duties or the best interests of our companies. A conflicting personal interest could result from an expectation of personal gain now or in the future or from a need to satisfy a prior or concurrent personal obligation. We expect you be free from influences that conflict with the best interests of our companies, or might deprive our companies of your undivided loyalty in business dealings. Even the appearance of a conflict of interest where none actually exists can be damaging and should be avoided. Whether or not a conflict of interest exists or will exist can be unclear.

     If you have any questions about a potential conflict or if you become aware of an actual or potential conflict, and you are not an officer or director of one of our companies, you should discuss the matter with your supervisor or the Compliance Officer. Supervisors may not authorize conflict of interest matters or make determinations as to whether a problematic conflict of interest exists without first seeking the approval of the Compliance Officer and providing the Compliance Officer with a written description of the activity. If the supervisor is involved in the potential or actual conflict, you should discuss the matter directly with the Compliance Officer. Officers and directors may seek authorizations and determinations from the Ethics Committee of the Board of Directors. Factors that may be considered in evaluating a potential conflict of interest are, among others:

•	whether it may interfere with the employee’s job performance, responsibilities or morale;

•	whether the employee has access to confidential information;

•	whether it may interfere with the job performance, responsibilities or morale of others within the organization;

•	any potential adverse or beneficial impact on our business;

•	any potential adverse or beneficial impact on our relationships with our customers or suppliers or other service providers;

•	whether it would enhance or support a competitor’s position;

•	the extent to which it would result in financial or other benefit (direct or indirect) to the employee;

•	the extent to which it would result in financial or other benefit (direct or indirect) to one of our customers, suppliers or other service providers; and

•	the extent to which it would appear improper to an outside observer.

     Although no list can include every possible situation in which a conflict of interest could arise, the following are examples of situations that may, depending on the facts and circumstances, involve problematic conflicts of interests:

•	Employment by (including consulting for) or service on the board of a competitor, customer or supplier or other service provider. Activity that enhances or supports the position of a competitor to the detriment of one or more of our companies is prohibited, including employment by or service on the board of a competitor. Employment by or service on the board of a customer or supplier or other service provider is generally discouraged and you must seek authorization in advance if you plan to take such a position.

•	Owning, directly or indirectly, a significant financial interest in any entity that does business, seeks to do business or competes with us. In addition to the factors described above, persons evaluating ownership in other entities for conflicts of interest will consider the size and nature of the investment; the nature of the relationship between the other entity and any one of our companies; the employee’s access to confidential information and the employee’s ability to influence one of our companies decisions. If you would like to acquire a financial interest of any kind, you must seek written approval in advance from the Compliance Officer.

•	Soliciting or accepting gifts, favors, loans or preferential treatment from any person or entity that does business or seeks to do business with us. See Section 10 for further discussion of the issues involved in this type of conflict.

•	Soliciting contributions to any charity or for any political candidate from any person or entity that does business or seeks to do business with us.

•	Taking personal advantage of corporate opportunities. See Section 7 for further discussion of the issues involved in this type of conflict.

•	Working at a second job without permission.

•	Conducting business transactions between any one of our companies and your family member or a business in which you or a family member has a significant financial interest. Material related-party transactions must be approved by the Audit Committee and the Ethics Committee and, if that activity involves any executive officer or director, that activity will be required to be publicly disclosed as required by applicable laws and regulations.

     Loans to, or guarantees of obligations of, employees or their family members by our companies could constitute an improper personal benefit to the recipients of these loans or guarantees, depending on the facts and circumstances. Some loans are expressly prohibited by law and applicable law requires that our Board of Directors approve all loans and guarantees to employees. As a result, all loans and guarantees by our companies must be approved in advance by the Board of Directors.

7. Corporate Opportunities.

     You may not take personal advantage of the opportunities of our companies that are presented to you or discovered by you as a result of your position with us or through your use of corporate property or information, unless authorized by the Board of Directors. Even opportunities that are acquired privately by you may be questionable if they are related to our existing or proposed lines of business. Significant participation in an investment or outside business opportunity that is directly related to our lines of business must be pre-approved by the board of directors of our company that is affected. You may not use your position with us or corporate property or information for improper personal gain, nor should you compete with us in any way.

8. Maintenance of Corporate Books, Records, Documents and Accounts; Financial Integrity; Public Reporting

     The integrity of our records and public disclosure depends upon the validity, accuracy and completeness of the information supporting the entries to our books of account. Therefore, our corporate and business records should be completed accurately and honestly. The making of false or misleading entries, whether they relate to financial results or test results, is strictly prohibited. Our records serve as a basis for managing our business and are important in meeting our obligations to customers, suppliers, creditors, employees and others with whom we do business. As a result, it is important that our books, records and accounts accurately and fairly reflect, in reasonable detail, our assets, liabilities, revenues, costs and expenses, as well as all transactions and changes in assets and liabilities. We require that:

•	no entry be made in our books and records that intentionally hides or disguises the nature of any transaction or of any of our liabilities or misclassifies any transactions as to accounts or accounting periods;

•	transactions be supported by appropriate documentation;

•	the terms of sales and other commercial transactions be reflected accurately in the documentation for those transactions and all such documentation be reflected accurately in our books and records;

•	employees comply with our system of internal controls; and

•	no cash or other assets be maintained for any purpose in any unrecorded or “off-the-books” fund.

     Our accounting records are also relied upon to produce reports for our management, stockholders and creditors, as well as for governmental agencies. In particular, we rely upon our accounting and other business and corporate records in preparing the periodic and current reports that we file with the Securities and Exchange Commission (SEC). Securities laws require that these reports provide full, fair, accurate, timely and understandable disclosure and fairly present our financial condition and results of operations. Employees who collect, provide or analyze information for or otherwise contribute in any way in preparing or verifying these reports should strive to ensure that our financial disclosure is accurate and transparent and that our reports contain all of the information about the Gladstone group of companies that would be important to enable stockholders and potential investors to assess the soundness and risks of our business and finances and the quality and integrity of our accounting and disclosures. In addition:

•	no employee may take or authorize any action that would intentionally cause our financial records or financial disclosure to fail to comply with generally accepted accounting principles, the rules and regulations of the SEC or other applicable laws, rules and regulations;

•	all employees must cooperate fully with our Accounting Department and, when one is established, Internal Auditing Departments, as well as our independent public accountants and counsel, respond to their questions with candor and provide them with complete and accurate information to help ensure that our books and records, as well as our reports filed with the SEC, are accurate and complete; and

•	no employee should knowingly make (or cause or encourage any other person to make) any false or misleading statement in any of our reports filed with the SEC or knowingly omit (or cause or encourage any other person to omit) any information necessary to make the disclosure in any of our reports accurate in all material respects.

     Any employee who becomes aware of any departure from these standards has a responsibility to report his or her knowledge promptly to a supervisor, the Compliance Officer, the Audit Committee or one of the other compliance resources described in Section 15.

9. Fair Dealing

     We strive to outperform our competition fairly and honestly. Advantages over our competitors are to be obtained through superior performance of our products and services, not through unethical or illegal business practices. Acquiring proprietary information from others through improper means, possessing trade secret information that was improperly obtained, or inducing improper disclosure of confidential information from past or present employees of other companies is prohibited, even if motivated by an intention to advance our interests. If information is obtained by mistake that may constitute a trade secret or other confidential information of another business, or if you have any questions about the legality of proposed information gathering, you must consult your supervisor or the Compliance Officer, as further described in Section 15.

     You are expected to deal fairly with our customers, suppliers, employees and anyone else with whom you have contact in the course of performing your job. Be aware that the Federal Trade Commission Act provides that “unfair methods of competition in commerce, and unfair or deceptive acts or practices in commerce, are declared unlawful.” It is a violation of this Act to engage in deceptive, unfair or unethical practices and to make misrepresentations in connection with sales activities.

     Employees involved in procurement have a special responsibility to adhere to principles of fair competition in the purchase of products and services by selecting suppliers based exclusively on normal commercial considerations, such as quality, cost, availability, service and reputation, and not on the receipt of special favors.

10. Gifts and Entertainment

     Business gifts and entertainment are meant to create goodwill and sound working relationships and not to gain improper advantage with customers or facilitate approvals from government officials. The exchange, as a normal business courtesy, of meals or entertainment (such as tickets to a game or the theatre or a round of golf) is a common and acceptable practice as long as it is not extravagant. Unless express written permission is received from a supervisor, the Compliance Officer or the Ethics Committee, gifts and entertainment cannot be offered, provided or accepted by any employee unless consistent with customary business practices and not (a) of more than token or nominal monetary value, (b) in cash, (c) susceptible of being construed as a bribe or kickback, (d) made or received on a regular or frequent basis or (e) in violation of any laws. This principle applies to our transactions everywhere in the world, even where the practice is widely considered “a way of doing business.” Employees should not accept gifts or entertainment that may reasonably be deemed to affect their judgment or actions in the performance of their duties. Our customers, suppliers and the public at large should know that our employees’ judgment is not for sale.

11. Protection and Proper Use of Company Assets

     All employees are expected to protect our assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on our profitability. Our property, such as office supplies, computer equipment, buildings and products, are expected to be used only for legitimate business purposes, although incidental personal use may be permitted. You may not, however, use our corporate name, any brand name or trademark owned or associated with our companies or any letterhead stationery for any personal purpose.

     You may not, while acting on behalf of our companies or while using our computing or communications equipment or facilities, either:

•	access the internal computer system (also known as “hacking”) or other resource of another entity without express written authorization from the entity responsible for operating that resource; or

•	commit any unlawful or illegal act, including harassment, libel, fraud, sending of unsolicited bulk email (also known as “spam”) in violation of applicable law, trafficking in contraband of any kind or espionage.

•	If you receive authorization to access another entity’s internal computer system or other resource, you must make a permanent record of that authorization so that it may be retrieved for future reference, and you may not exceed the scope of that authorization.

     Unsolicited bulk email is regulated by law in a number of jurisdictions. If you intend to send unsolicited bulk email to persons outside of our companies, either while acting on our behalf or using our computing or communications equipment or facilities, you should contact your supervisor or the Compliance Officer for approval.

     All data residing on or transmitted through our computing and communications facilities, including email and word processing documents, is the property of our companies and subject to inspection, retention and review by us, with or without an employee’s or third party’s knowledge, consent or approval, in accordance with applicable law. Any misuse or suspected misuse of our assets must be immediately reported to your supervisor or the Compliance Officer.

12. Confidentiality

     One of our most important assets is our confidential information. As an employee of our companies, you may learn of information about our business that is confidential and proprietary. You also may learn of information before that information is released to the general public. Employees who have received or have access to confidential information should take care to keep this information confidential. Confidential information includes non-public information that might be of use to competitors or harmful to our companies or its customers if disclosed, such as business, marketing and service plans, financial information, product architecture, source codes, designs, databases, customer lists, pricing strategies, personnel data, personally identifiable information pertaining to our employees, customers or other individuals, and similar types of information provided to us by our customers, suppliers and partners. This information may be protected by patent, trademark, copyright and trade secret laws.

     In addition, because we interact with other companies and organizations, there may be times when you learn confidential information about other companies before that information has been made available to the public. You must treat this information in the same manner as you are required to treat our confidential and proprietary information. There may even be times when you must treat as confidential the fact that we have an interest in, or are involved with, another company.

     You are expected to keep confidential and proprietary information confidential unless and until that information is released to the public through approved channels (usually through a press release, an SEC filing or a formal communication from a member of senior management, as further described in Section 13). Every employee has a duty to refrain from disclosing to any person confidential or proprietary information about us or any other company learned in the course of employment here, until that information is disclosed to the public through approved channels. This policy requires you to refrain from discussing confidential or proprietary information with outsiders and even with other of our companies’ employees, unless those fellow employees have a legitimate need to know the information in order to perform their job duties. Unauthorized use or distribution of this information could also be illegal and result in civil liability and/or criminal penalties.

     You should also take care not to inadvertently disclose confidential information. Materials that contain confidential information, such as memos, notebooks, computer disks and laptop computers, should be stored securely. Unauthorized posting or discussion of any information concerning our business, information or prospects on the Internet is prohibited. You may not discuss our business, information or prospects in any “chat room,” regardless of whether you use your own name or a pseudonym. Be cautious when discussing sensitive information in public places like elevators, airports, restaurants and “quasi-public” areas within the Gladstone group of companies. All our companies emails, voicemails and other communications are presumed confidential and should not be forwarded or otherwise disseminated outside of our companies, except where required for legitimate business purposes.

     In addition to the above responsibilities, if you are handling information protected by any privacy policy published by us, such as our website privacy policy, then you must handle that information in accordance with the applicable policy.

13. Media/Public Discussions

     It is our policy to disclose material information concerning our companies to the public only through specific limited channels to avoid inappropriate publicity and to ensure that all those with an interest in the company will have equal access to information. All inquiries or calls from the press and financial analysts should be referred to the Chief Executive Officer (“CEO”) or our Head of Investor Relations. We have designated our CEO as our official spokesperson for financial matters. We have designated the President of one of our companies or our Chief Investment Officer (“CIO”) as our official spokesperson for marketing, and other related information. Unless a specific exception has been made by the CEO, these designees are the only people who may communicate with the press on behalf of our companies. You also may not provide any information to the media about us off the record, for background, confidentially or secretly.

14. Waivers

     Any waiver of this Code for executive officers (including our principal executive officer, principal financial officer, principal accounting officer or controller (or persons performing similar functions) or directors may be authorized only by the Board of Directors of our companies, and will be disclosed to stockholders as required by applicable laws, rules and regulations.

15. Compliance Standards and Procedures

     Compliance Resources; Compliance Officer

     To facilitate compliance with this Code, we have implemented a program of Code awareness, training and review. We have established the position of Compliance Officer to oversee this program. The Compliance Officer is a person to whom you can address any questions or concerns. The current Compliance Officer is the head of Human Resources in the McLean office of our companies.

     In addition to fielding questions or concerns with respect to potential violations of this Code, the Compliance Officer is responsible for:

•	investigating possible violations of this Code;

•	training new employees in Code policies;

•	conducting annual training sessions to refresh employees’ familiarity with this Code;

•	distributing copies of this Code annually by hard copy or by email to each employee with a reminder that each employee is responsible for reading, understanding and complying with this Code;

•	updating this Code as needed and alerting employees to any updates, with appropriate approval of the Ethics Committee, to reflect changes in the law, our companies operations and in recognized best practices, and to reflect our companies experience; and

•	otherwise promoting an atmosphere of responsible and ethical conduct.

•	Your most immediate resource for any matter related to this Code is your supervisor. He or she may have the information you need or may be able to refer the question to another appropriate source.

     There may, however, be times when you prefer not to go to your supervisor. In these instances, you should feel free to discuss your concern with the Compliance Officer. If you are uncomfortable speaking with the Compliance Officer because he or she works in your department or is one of your supervisors, please contact either board member on the Ethics Committee: Paul Adelgren or Maurice Coulon. You may also report violations directly to members of the Ethics Committee by either sending a letter to Pinkertons Compliance Services, 13950 Ballantyne Corporate Place, Suite 300, Charlotte, NC 28277 or by calling our companies’ toll-free hotline run by Pinkertons at 1-800-528-5745 and speaking with a representative who will transmit the information to the Ethics Committee. The Ethics Committee will pass on to the Audit Committee of the Board of Directors all information related to complaints or observations that involve accounting, internal accounting controls and auditing concerns.

     You may call the toll-free number anonymously if you prefer as it is not equipped with caller identification, although Pinkertons Compliance Services will be unable to obtain follow-up details from you that may be necessary to investigate the matter. Whether you identify yourself or remain anonymous, your telephonic contact with Pinkertons Compliance Services through the toll-free number will be kept strictly confidential to the extent reasonably possible within the objectives of this Code.

16. Amendments and Modifications

     This Code of Business Conduct and Ethics may not be amended or modified except in a written form which is specifically approved by majority vote of the independent directors of the applicable entities.

     This Code of Business Conduct and Ethics was adopted by the Board of Directors of Gladstone Capital Corporation and Gladstone Commercial Corporation, including the independent directors, on September 7, 2004.

II. Appendix for Rule 17j-1 Compliance

Pre-Clearing Securities Trades

     This Appendix to the Code has been adopted to comply with Rule 17j-l (the “Rule”) under the Investment Company Act of 1940 (the “Act”) to establish standards and procedures for the detection and prevention of activities by which persons having knowledge of the investments and investment intentions of Gladstone Capital and other funds managed by Gladstone

Management (collectively, the “Funds”) may abuse their fiduciary duties and to deal with other types of conflict of interest situations to which the Rule is addressed.

     (a) General Prohibitions

     The specific provisions and reporting requirements of the Rule and this Appendix are concerned primarily with those investment activities of Access Persons, defined below, who are associated with the Funds and who thus may benefit from or interfere with the purchase or sale of portfolio securities by the Funds. However, the Rule and this Appendix apply to all affiliated persons of the Funds (including the Adviser and the Manager) and affiliated persons of the Adviser and the Manager (“Covered Persons”).

     The Rule makes it “unlawful” for Covered Persons to engage in conduct which is deceitful, fraudulent or manipulative, or which involves false or misleading statements, in connection with the purchase or sale of securities by an investment company. Accordingly, under the Rule and this Appendix no Covered Person shall use any information concerning the investments or investment intentions of the Funds, or his or her ability to influence such investment intentions, for personal gain or in a manner detrimental to the interests of the Funds.

     In addition, no Covered Person shall, directly or indirectly in connection with the purchase or sale of a “security held or to be acquired” by the Funds: (a) employ any device, scheme or artifice to defraud the Funds; or (b) make to the Funds, the Adviser or the Manager any untrue statement of a material fact or omit to state to any of the foregoing a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading; or (c) engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Funds; or (d) engage in any manipulative practice with respect to the Funds.

     (b) General Principles.

     This Appendix acknowledges the general principles that Covered Persons: (A) owe a fiduciary obligation to the Funds, the Adviser and the Manager; (B) have the duty at all times to place the interests of stockholders first; (C) must conduct all personal securities transactions in such a manner as to avoid any actual or potential conflict of interest or abuse of an individual’s position of trust and responsibility; and (D) should not take inappropriate advantage of their positions in relation to the Funds, the Adviser and the Manager.

     (c) Definitions.

     For purposes of this Appendix,

          (i) “Access Person” means (1) any officer, director or employee of the Adviser, the Manager or the Funds; (2) any employee of any company in a control relationship to the Adviser, the Manager or the Funds who, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of securities by the Funds, or whose functions or duties relate to the making of any recommendations with respect to such purchases or sales; and (3) any natural person in a control relationship to the

Adviser, the Manager or the Funds who obtains information concerning recommendations made for the purchase or sale of Securities by the Funds.

          (ii) “Administrator” has the meaning in Section (k)(i) below.

          (iii) “Affiliated Person” of another person means (1) any person directly or indirectly owning, controlling or holding with power to vote, 5% or more of the outstanding voting Securities of such other person; (2) any person 5% or more of whose outstanding voting Securities are directly or indirectly owned, controlled or held with power to vote, by such other person; (3) any person directly or indirectly controlling controlled by, or under common control with, such other person; (4) any officer, director, partner, copartner, or employee of such other person; and (5) any investment adviser of the Funds.

          (iv) “Beneficial Interest” means any interest by which an Access Person or any member of his or her immediate family (relative by blood or marriage living in the same household), can directly or indirectly derive a monetary benefit from the purchase, sale (or other acquisition or disposition) or ownership of a Security, except such interests as Clearing Officers (defined below) shall determine to be too remote for the purpose of this Appendix. (A transaction in which an Access Person acquires or disposes of a Security in which he or she has or thereby acquires a direct or indirect Beneficial Interest will be referred to in this Code of Ethics as a “personal securities” transaction or as a transaction for the person’s “own account”).

          (v) “Clearing Officers” has the meaning in Section (e)(i)(1) below.

          (vi) “Control” means the power to exercise a controlling influence over the management or policies of a company (unless such power is solely the result of an official position with such company). Any person who owns beneficially, directly or through one or more controlled companies, more than 25% of the voting securities of a company shall be presumed to control such company. Natural persons shall be presumed not to be controlled persons.

          (vii) “Covered Persons” shall have the meaning set forth in Section (a) above.

          (viii) “Investment Person” means an Access Person described in Section (c)(i)(2) above.

          (ix) “Loan Officer” means an Access Person who is responsible for making decisions as to Securities to be bought or sold for the Funds’ portfolio.

          (x) “Security” includes all debt obligations, stock and other instruments comprising the investments of the Funds, including any warrant or option to acquire or sell a security and financial futures contracts, but excludes securities issued by the U.S. government or its agencies, bankers’ acceptances, bank certificates of deposit, commercial paper and shares of a mutual Company. References to a “Security” in this Appendix shall include any warrant for, option in, or security immediately convertible into that “Security.”

          (xi) A “Security held or to be acquired” by the Funds means any Security (as defined above) which, within the most recent 180 days is or has been held by the Funds or is being or has been considered for purchase by the Funds.

          (xii) A Security is “being considered for purchase or sale” from the time an amendment letter is signed by or on behalf of the Funds until the closing with respect to that Security is completed or aborted.

     (d) Prohibited Transactions. An Access Person may not effect a personal securities transaction if he or she knows or should know at the time of entering into the transaction that: (i) any of the Funds has engaged in a transaction in the same Security within the last 180 days, or is engaging in a transaction or is going to engage in a transaction in the same Security in the next 180 days; or (ii) the Adviser or the Manager has within the last 180 days considered a transaction in the same Security for any of the Funds or is considering such a transaction in the Security or within the next 180 days is going to consider such a transaction in the Security, unless such Access Person (1) obtains advance clearance of such transaction and (2) reports to the applicable Fund the information described in Section (e) of this Appendix.

     (e) Advance Clearance Requirement

          (i) Procedures

               (1) From Whom Obtained. Advance clearance of a personal securities transaction required to be approved under Section (d) above must be obtained from the Compliance Officer plus another officer, or from any two officers of the Funds who are not either parties to the transaction or a relative of a party to the transaction. For purposes of this Appendix, these officers are sometimes referred to as “Clearing Officers.”

               (2) Form. Clearance must be obtained in writing by completing and signing a form provided for that purpose by the Company, which form shall set forth the details of the proposed transaction, and obtaining the signatures of any two of the Clearing Officers. An example of such Form is annexed to this Appendix as Schedule A.

               (3) Filing. A copy of all completed clearance forms, with all required signatures, shall be retained by the Administrator of this Appendix.

     (f) Factors Considered in Clearance of Personal Transactions. The Clearing Officers may refuse to grant clearance of a personal transaction in their sole discretion without being required to specify any reason for the refusal. Generally, the Clearing Officers will consider the following factors in determining whether or not to clear a proposed transaction: (1) whether the amount or nature of the transaction or person making it is likely to affect the price or market for the Security; (2) whether the individual making the proposed purchase or sale is likely to benefit from purchases or sales being made or being considered by the Funds; (3) whether the Security proposed to be purchased or sold is one that would qualify for purchase or sale by the Funds; (4) whether the transaction is non-volitional on the part of the individual, such as receipt of a stock dividend, bequest or inheritance.

     (g) Exempt Transactions

     Neither the prohibitions nor the reporting requirements of this Appendix apply to:

          (i) Not Controlled Securities. Purchases, sales or other acquisitions or dispositions of Securities for an account over which the Covered Person or Access Person has no direct influence or control and does not exercise indirect influence or control;

          (ii) Ineligible Securities. Purchases, sales or other acquisitions or dispositions of Securities which are not eligible for purchase or sale by the Funds;

          (iii) Involuntary Transactions. Involuntary purchases or sales made by a Covered Person or an Access Person;

          (iv) DRPs. Purchases which are part of an automatic dividend reinvestment plan;

          (v) Rights Offerings. Purchases or other acquisitions or dispositions resulting from the exercise of rights acquired from an issuer as part of a pro rata distribution to all holders of a class of Securities of such issuer and the sale of such rights; and

          (vi) Cleared Transactions. Purchases, sales or other acquisitions or dispositions which receive the prior approval of the Clearing Officers upon consideration of the factors stated in Section (e) above and/or because: (1) their potential harm to the Funds is remote; (2) they would be unlikely to affect a highly institutional market; or (3) they are clearly not related economically to Securities being considered for purchase or sale by the Funds.

     (h) Reporting Requirements.

          (i) Quarterly Reports.

               (1) Quarterly Obligation. Within ten (10) days after the end of each calendar quarter, each Access Person shall make a written report to the Compliance Officer of all non-exempt transactions occurring in the quarter by which they acquired or disposed of a Beneficial Interest in any Security.

               (2) Contents. Such report must contain the following information with respect to each reportable transaction: (a) date and nature of the transaction (purchase, sale or any other type of acquisition or disposition); (b) title, number of shares or principal amount of each Security and the price at which the transaction was effected; and (c) name of the broker, dealer or bank with or through whom the transaction was effected.

               (3) Disclaimer. Such report may contain a statement that the report is not to be construed as an admission that the person making it has or had any direct or indirect Beneficial Interest in any Security to which the report relates.

               (4) Director Exception. Notwithstanding the quarterly reporting requirement set forth in Section (h)(i)(1) above, a director of the Company who is not an “interested person” of the Company, as such term is defined in Section 2(a)(19) of the Act, shall not be subject to such reporting requirement for a quarter as to which such director did not engage in any securities transactions that were subject to Section (d) of this Appendix other than those as to which such director received advance approval in accordance with Section (e); provided, however, that such reporting is required if that director knew or, in the ordinary course of fulfilling his or her duties as a director of the Funds, should have known that during the 15-day period immediately before or after the director’s transaction in a Security, or any of the Funds purchased or sold that Security, or any of the Funds, the Adviser or the Manager considered purchasing or selling that Security.

               (5) Form of Report. The report may be on the form attached to this Appendix as Schedule B, or may consist of broker statements which provide at least the same information.

               (6) Responsibility to Report. The responsibility for taking the initiative to report is imposed on each individual required to make a report. Any effort by the Manager, the Adviser or the Funds to facilitate the reporting process does not change or alter that responsibility.

               (7) Where to File Report. All reports must be filed with the Compliance Officer.

     (i) Confidentiality of Transactions

     Until disclosed in a public report to stockholders or to the SEC in the normal course, all information concerning Securities “being considered for purchase or sale” by the Funds shall be kept confidential by all Access Persons and disclosed by them only on a “need to know” basis. It shall be the responsibility of the Compliance Officer to report any inadequacy found by him or her to the Board of Directors of the Company or any committee appointed by the Board of Directors to deal with such information.

     (j) Sanctions

     Any violation of this Appendix shall be subject to the imposition of such sanctions by the Funds, the Adviser or the Manager as may be deemed appropriate under the circumstances to achieve the purposes of the Rule and this Appendix, which may include suspension or termination of employment, a letter of censure and/or restitution of an amount equal to the difference between the price paid or received by the Funds and the more advantageous price paid or received by the offending person. Sanctions for violation of this Appendix by a director of the Funds will be determined by a majority vote of its independent directors of the applicable Fund.

     (k) Administration and Construction

          (i) The Administrator. The administration of this Appendix shall be the responsibility of the Chief Compliance Officer (the “Compliance Officer”) of the Manager, the Adviser and the Funds.

          (ii) Duties. The duties of the Compliance Officer under this Appendix include: (1) continuous maintenance of a current list of the names of all Access Persons, with an appropriate description of their title or employment; (2) providing each Access Person a copy of this Appendix and informing them of their duties and obligations thereunder, and assuring that Covered Persons who are not access persons are familiar with applicable requirements of this Appendix; (3) supervising the implementation of this Appendix and its enforcement by the Adviser, the Manager and the Funds; (4) maintaining or supervising the maintenance of all records and reports required by this Appendix; (5) preparing listings of all transactions effected by any Access Person within thirty (30) days of the date on which the same security was held, purchased or sold by the Funds; (6) determining whether any particular securities transaction should be exempted pursuant to the provisions of this Appendix; (7) issuing either personally or with the assistance of counsel, as may be appropriate, any interpretation of this Appendix which may appear consistent with the objectives of the Rule and this Appendix; (8) conducting of such inspections or investigations, including scrutiny of the listings referred to in the preceding subparagraph, as shall reasonably be required to detect and report, with recommendations, any apparent violations of this Appendix to the Board of Directors of the Funds or any Committee appointed by them to deal with such information; and (9) submitting a quarterly report to the directors of the Funds containing a description of any violation and the sanction imposed; transactions which suggest the possibility of a violation of interpretations issued by and any exemptions or waivers found appropriate by the Compliance Officer; and any other significant information concerning the appropriateness of this Appendix.

     (l) Required Records.

     The Compliance Officer shall maintain and cause to be maintained in an easily accessible place, the following records:

          (i) Rule 17 Code. A copy of this Appendix and any other code of ethics adopted pursuant to the Rule (a “Rule 17 Code”) which has been in effect during the past five (5) years;

          (ii) Violations. A record of any violation of any such Rule 17 Code and of any action taken as a result of such violation;

          (iii) Reports. A copy of each report made by the Compliance Officer within two (2) years from the end of the fiscal year of the Funds in which such report or interpretation is made or issued, and for an additional three (3) years in a place which need not be easily accessible; and

          (iv) List. A list of all persons who are, or within the past five (5) years have been, required to make reports pursuant to the Rule and any Rule 17 Code.

     (m) Amendments and Modifications

     This Appendix may not be amended or modified except in a written form which is specifically approved by majority vote of the independent directors of the applicable Funds.

     This Appendix was adopted by the Funds’ Board of Directors, including the independent directors, on September 7, 2004.

SCHEDULE A
REQUEST FOR PERMISSION
TO ENGAGE IN PERSONAL TRANSACTION

     I hereby request permission to effect a transaction in securities as indicated below for my own account or other account in which I have a beneficial interest or legal title.

(Use approximate dates and amounts of proposed transactions.)

PURCHASES AND ACQUISITIONS

No. of Shares or
Date	Principal Amount	Name of Security	Unit Price	Total Price	Broker

SALES AND OTHER DISPOSITIONS

Name:

Date:	Signature:

Permission Granted ☐	Permission Denied ☐

Date:	Signature:

(Clearing Officer)

Date:	Signature:

(Clearing Officer)

SCHEDULE B
QUARTERLY SECURITIES TRANSACTIONS
CONFIDENTIAL REPORT

     The following lists all transactions in securities in which I had any direct or indirect beneficial ownership during the last calendar quarter in any Security which the Company held or intended to acquire or that was being considered for purchase or sale by the Company. (If no transactions took place you may write “None”.) Sign and return to the Secretary of the Company no later than the 10th day of the month following the end of the quarter. Use reverse side if additional space is needed. You do not need to file this report if you have had no transactions and all categories would be filled in with “None.”

PURCHASES AND ACQUISITIONS

No. of Shares or
Date	Principal Amount	Name of Security	Unit Price	Total Price	Broker

SALES AND OTHER DISPOSITIONS

For the quarter ending	Name:

Date:	Signature: